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                                EXHIBIT 11

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                         BIOPOOL INTERNATIONAL, INC.
            Statement Regarding Computation of Per Share Earnings
                         Six Months Ended June 30,

                    (in thousands except per share data)



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                                                    1998             1997
Numerator for basic and diluted earnings
   per share - net income                         $  327           $  660
                                                  ------           ------
Denominator:
   Denominator for basic earnings per share -
      weighted-average shares                      8,674            8,595
   Effect of dilutive securities - employee
      stock options and warrants                     190              538
                                                  ------           ------
   Denominator for diluted earnings per share -
      adjusted weighted-average shares             8,864            9,133
                                                  ------           ------

BASIC EARNINGS PER SHARE                          $ 0.04           $ 0.08
DILUTED EARNINGS PER SHARE                        $ 0.04           $ 0.07
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